Exhibit 99.1

Antero Midstream Announces Pricing of Upsized $600 Million Offering of Senior Notes

Denver, Colorado, December 9, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) announced today the pricing of its upsized private placement to eligible purchasers of $600 million in aggregate principal amount of 5.75% senior unsecured notes due 2034 at par (the “Notes”). The offering is expected to close on December 23, 2025, subject to customary closing conditions.

Antero Midstream estimates that it will receive net proceeds of approximately $593 million, after deducting the initial purchasers’ discounts and estimated expenses. Antero Midstream intends to use the net proceeds from the offering, together with borrowings under Antero Midstream Partners LP’s (“Antero Midstream Partners”) revolving credit facility and the net proceeds from the disposition of all of Antero Midstream’s Utica Shale midstream assets (the “Utica Disposition”), to fund the acquisition of HG Energy II Midstream Holdings, LLC from HG Energy II LLC (the “HG Acquisition”), and related fees and expenses. The completion of this offering is not contingent on the consummation of the HG Acquisition or the Utica Disposition and the HG Acquisition and the Utica Disposition are not contingent on the closing of this offering.

If (i) the closing of the HG Acquisition has not occurred on or prior to the later of (x) June 2, 2026 and (y) such date to which the outside date under the Membership Interest Purchase Agreement, dated December 5, 2025, by and among by and among Antero Midstream Partners, Antero Resources Corporation, HG Energy II LLC, HG Energy II Production Holdings LLC and HG Energy II Midstream Holdings LLC (the “HG Purchase Agreement”) as in effect on the closing date of this offering may be extended in accordance with the terms thereof, which date shall be no later than September 2, 2026, any such extension to be set forth in an officers’ certificate delivered to the trustee prior to the close of business on June 2, 2026 or such other extended outside date as shall then be applicable (the “Special Mandatory Redemption Outside Date”), (ii) prior to the Special Mandatory Redemption Outside Date, the HG Purchase Agreement is terminated according to its terms without the closing of the HG Acquisition or (iii) Antero Midstream Partners determines based on its reasonable judgment that the HG Acquisition will not close prior to the Special Mandatory Redemption Outside Date or at all, Antero Midstream Partners will be required to redeem all of the outstanding Notes at a redemption price equal to 100% of the initial issue price of the Notes plus accrued and unpaid interest, if any, to but excluding the special mandatory redemption date.

The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding the proposed offering and the intended use of proceeds are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, the risk that one or both of the HG Acquisition and the Utica Disposition will not close on the timeline anticipated, or at all, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources Corporation’s drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources Corporation’s future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2024 and its subsequently filed Quarterly Reports on Form 10-Q.

For more information, contact Justin Agnew, Chief Financial Officer, Vice President – Finance & Investor Relations of Antero Midstream at (303) 357-7269 or jagnew@anteroresources.com.